UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported ) March 31, 2008
FairPoint Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32408	13-3725229

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 East Morehead Street, Suite 250, Charlotte, North Carolina	28202

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (704) 344-8150
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.
Item 1.02 Termination of a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EX-2.1: AMENDMENT NO. 5 TO THE DISTRIBUTION AGREEMENT
EX-2.2: AMENDMENT NO. 1 TO THE TRANSITION SERVICES AGREEMENT
EX-2.3: PUBLISHING AGREEMENT
EX-2.4: BRANDING AGREEMENT
EX-2.5: NON-COMPETITION AGREEMENT
EX-2.6: LISTING LICENSE AGREEMENT
EX-2.7: INTELLECTUAL PROPERTY AGREEMENT
EX-2.8: TRANSITION PERIOD TRADEMARK LICENSE AGREEMENT
EX-4.1: INDENTURE
EX-4.2: FIRST SUPPLEMENTAL INDENTURE
EX-4.3: REGISTRATION RIGHTS AGREEMENT
EX-10.1: AMENDED STIPULATION
EX-10.3: LETTER AGREEMENT
EX-10.4: CREDIT AGREEMENT
EX-10.5: SUBSIDIARY GUARANTY
EX-10.6: PLEDGE AGREEMENT
EX-10.7: DEPOSIT AGREEMENT
EX-23.1: CONSENT OF ERNST & YOUNG LLP
EX-99.4: AUDITED COMBINED FINANCIAL STATEMENTS
EX-99.5: UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
EX-99.6: PRESS RELEASE

Item 1.01	— Entry into a Material Definitive Agreement.
Maine Regulatory Approval
As previously disclosed, on December 12, 2007, FairPoint Communications, Inc. (the “Company”) filed a joint settlement stipulation (the “MPUC Stipulation”) with the Maine Public Utilities Commission (the “MPUC”) relating to the Company’s proposed acquisition of the local exchange business and related landline activities of Verizon Communications Inc. (“Verizon”) in Maine, New Hampshire and Vermont through a merger of Northern New England Spinco Inc. (“Spinco”), a subsidiary of Verizon, with and into the Company (the “Merger”). Several parties in addition to the Company are party to the MPUC Stipulation, including Verizon New England Inc. (“Verizon New England”), the Advocacy Staff (the “Advocacy Staff”) of the MPUC, the Office of the Public Advocate in Maine (the “OPA”), Cornerstone Communications, LLC, Biddeford Internet Corp. d/b/a Great Works Internet and Oxford Networks.
The MPUC Stipulation provides for, among other things: (i) a 35% reduction in the Company’s anticipated annual dividend rate following the Merger until such time as the Company satisfies certain financial conditions set forth in the MPUC Stipulation; (ii) restrictions on the Company’s ability to pay dividends after the second full fiscal quarter following the closing of the Merger based on the Company satisfying specified financial ratio tests set forth in the MPUC Stipulation; (iii) the Company making average annual capital expenditures in Maine of $48 million, $48 million and $47 million, respectively, in the first three years following the consummation of the Merger (including $17.55 million to be spent in the first two years following the closing of the Merger and an additional $40 million to be spent in the first five years following the closing of the Merger, in each case, to expand the availability of broadband services in Maine to 90%); and (iv) the Company paying annually the greater of $45 million or 90% of Free Cash Flow (defined in the MPUC Stipulation as the cash flow remaining after all operating expenses, interest payments, tax payments, capital expenditures, dividends and other routine cash expenditures have occurred) to reduce the principal amount of the term loan which the Company expects to obtain in connection with the Merger. In addition, the MPUC Stipulation also required Verizon New England to provide at or before the closing of the Merger a contribution to Spinco that would increase Spinco’s working capital in the amount of $235.5 million in addition to the amount specified for working capital in the Distribution Agreement, dated as of January 15, 2007, by and among Verizon and Spinco, as amended by Amendment No. 1 to Distribution Agreement, dated as of March 30, 2007, Amendment No. 2 to Distribution Agreement, dated as of June 28, 2007, Amendment No. 3 to Distribution Agreement, dated as of July 3, 2007, and Amendment No. 4 to Distribution Agreement, dated as of February 25, 2008, in each case, by and among Verizon and Spinco (the “Distribution Agreement”), as in effect as of the date of the MPUC Stipulation. The MPUC Stipulation was filed as an exhibit to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on December 13, 2007.
On December 21, 2007, the Company, Verizon New England, the Advocacy Staff, the OPA and certain other parties filed an Amended Stipulation (the “Amended MPUC Stipulation”) with the MPUC. The Amended MPUC Stipulation restated all of the terms and conditions set forth in the MPUC Stipulation, subject to a limited number of amendments thereto, including, among other things, modification of certain terms of the Service Quality Index to be adopted by the Company, clarification regarding the deferral for MPUC decision of certain issues regarding wholesale matters, and reservation of MPUC authority to approve certain future reorganizations. The Company’s obligations under the Amended MPUC Stipulation became effective upon the consummation of the Merger on March 31, 2008. The foregoing summary of the Amended MPUC Stipulation is qualified in its entirety by reference to the full text of the Amended MPUC Stipulation which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
The MPUC issued an order on February 1, 2008 (the “MPUC Order”) approving the Merger, subject to certain conditions. The MPUC Order reflects, in all material respects, the terms and conditions set forth in the Amended MPUC Stipulation, and certain amendments thereto which the Company and Verizon accepted during the MPUC’s hearing and deliberations on the Amended MPUC Stipulation, plus additional terms and conditions related to issues not settled by the Amended MPUC Stipulation and deferred for decision by the MPUC. The foregoing summary of the MPUC Order is qualified in its entirety by reference to the full text of the MPUC Order which is attached as Exhibit 99.1 hereto and incorporated herein by reference.
On March 20, 2008 and March 28, 2008, the MPUC held hearings to review recent updates to certain financial and transaction documents relating to the Merger, and to determine if any further action should be taken. On March 24, 2008 and March 28, 2008, the MPUC voted to take no further action, and a written order to this effect was issued on March 28, 2008.
New Hampshire Regulatory Approval
As previously disclosed, on January 23, 2008, the Company, Verizon New England, certain affiliates of Verizon New England and the staff of the New Hampshire Public Utilities Company (the “NHPUC Staff”) entered into a joint settlement stipulation (the “NHPUC Stipulation”) with the New Hampshire Public Utilities Company (the “NHPUC”) relating to the Merger. The NHPUC Stipulation became effective upon the consummation of the Merger on March 31, 2008.
The NHPUC Stipulation provides for, among other things: (i) the Company making minimum capital expenditures in New Hampshire of $52 million in each of the first three years following the consummation of the Merger and $49 million in each of the fourth and fifth years following the consummation of the Merger ($56.4 million of which is to be spent within the first five years following the consummation of the Merger to expand broadband availability in New Hampshire to 75% of the Company’s access lines within 18 months of the consummation of the Merger, 85% within two years of the consummation of the Merger and 95% within five years of the consummation of the Merger); (ii) a 35% reduction in the Company’s anticipated annual dividend rate following the Merger until such time as the Company satisfies certain financial conditions set forth in the NHPUC Stipulation; (iii) restrictions on the Company’s ability to pay dividends after the second full fiscal quarter following the closing of the Merger if the Company does not satisfy specified financial ratio tests set forth in the NHPUC Stipulation; (iv) the Company paying annually the greater of $45 million or 90% of Free Cash Flow (defined in the NHPUC Stipulation as revenue less all cash operating expenses (including, without limitation, interest payments and tax payments and cash contributions to retirement or pension benefit plans, capital expenditures, dividends and other routine cash expenditures) to reduce the principal amount of the term loan which the Company obtained in connection with the Merger; and (v) the appointment of an independent third party monitor for the transition services cutover process for the conversion from Verizon’s systems to the Company’s systems. In addition, the NHPUC Stipulation requires Verizon New England to (a) contribute an additional $25 million to

Spinco immediately prior to the consummation of the Merger and an additional $25 million to the Company on the second anniversary of the consummation of the Merger to fund capital and operating expenditures and other broadband expansion in New Hampshire in excess of the minimum expenditures necessary to meet the requirements set forth above (or the net present value of such amount on the closing date of the Merger) and (b) provide at the closing of the Merger a contribution to Spinco that would increase Spinco’s working capital in the amount of $235.5 million in addition to the amount specified for working capital in the Distribution Agreement as in effect as of the date of the NHPUC Stipulation. The foregoing summary of the NHPUC Stipulation is qualified in its entirety by reference to the full text of the NHPUC Stipulation which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.
The NHPUC issued an order on February 25, 2008 (the “NHPUC Order”) approving the Merger, subject to certain conditions. The NHPUC Order incorporates substantially all of the terms and conditions set forth in the NHPUC Stipulation, but deletes the requirement that Verizon provide a mechanism to defer certain fees for transition services and substitutes a requirement for Verizon to make cash payments to the Company in the event that access line losses during the first two years after the closing of the Merger exceed specified levels. The NHPUC Order also imposes additional terms and conditions that were not included in the NHPUC Stipulation, including the requirement that Verizon must pay to the Company $15 million in each of the first two years following the consummation of the Merger if, in either such year, the Company’s access line losses in New Hampshire are greater than 10% (the “Contingent Line Loss Obligation”). The NHPUC Order further (i) directs the Company to establish a trust fund for the advance funding of a portion of non-pension obligations to retirees, (ii) requires NHPUC approval for the Company to reduce or eliminate the workforce at two New Hampshire locations and (iii) provides for Verizon New England (rather than Northern New England Telephone Operations LLC, a subsidiary of the Company) to be responsible for certain refund obligations imposed by the NHPUC in an unrelated access charge case. The foregoing summary of the NHPUC Order is qualified in its entirety by reference to the full text of the NHPUC Order which is filed as Exhibit 99.2 hereto and is incorporated herein by reference.
On March 30, 2008, Verizon entered into a letter agreement (the “NHPUC Letter Agreement”) with the NHPUC Staff in which Verizon made a supplemental undertaking with regard to its compliance with the Contingent Line Loss Obligation. Pursuant to the NHPUC Letter Agreement, Verizon and its subsidiaries (other than Cellco Partnership doing business as Verizon Wireless) (collectively, the “Verizon Group”) are required to contribute to the Company (i) $15 million on the first anniversary of the closing of the Merger, regardless of the rate of the Company’s access line loss in the preceding twelve months, and (ii) $15 million on the second anniversary of the closing of the Merger if (a) the Company’s access line losses in New Hampshire for the preceding twelve months are greater than 7.5% or (b) the Company’s Interest Coverage Ratio (as defined in the NHPUC Order) for the four fiscal quarters ending March 31, 2008 is below 2.5x. The foregoing summary of the NHPUC Letter Agreement is qualified in its entirety by reference to the full text of the NHPUC Letter Agreement which is filed as Exhibit 10.3 hereto and is incorporated herein by reference.
In addition, on March 30, 2008, the NHPUC conducted a hearing to determine whether the interest rate level on the Company’s 13-1/8% Senior Notes due 2018 (the “Notes”) constituted a change requiring amendment of the NHPUC Order. Following the hearing, the NHPUC determined to take no such action.

Vermont Regulatory Approval
As previously disclosed, the Vermont Public Service Board (“VPSB”) issued an order on February 15, 2008 (the “VPSB Order”) approving the Merger, subject to certain conditions. The VPSB Order reflects various terms and conditions set forth in the stipulation (the “Vermont Stipulation”) filed with the VPSB on January 8, 2008 by the Company, Verizon New England and certain of its affiliates and the Vermont Department of Public Service (the “Department”) relating to the Merger, and additional terms and conditions, including certain conditions that the Company and Verizon proposed in subsequent filings with the VPSB. The Vermont Stipulation was included as an exhibit to the current report on Form 8-K filed by the Company with the SEC on January 8, 2008.
The VPSB Order provides for, among other things: (i) the Company making minimum annual capital expenditures in Vermont of $41 million and $40 million, respectively, in the first year and in each of the succeeding two years following the consummation of the Merger; (ii) a 35% reduction in the Company’s anticipated annual dividend rate following the Merger until such time as the Company satisfies certain financial conditions set forth in the VPSB Order; (iii) restrictions on the Company’s ability to pay dividends if following the third full fiscal quarter following the closing of the Merger the Company does not satisfy specified financial ratio tests set forth in the VPSB Order; (iv) the Company paying annually the greater of $45 million or 90% of Free Cash Flow (defined in the VPSB Order as the cash flow remaining after all operating expenses, interest payments, tax payments, capital expenditures, dividends and other routine cash expenditures have occurred) to reduce the principal amount of the term loan which the Company expects to obtain in connection with the Merger; (v) the Company’s adoption of a Performance Enhancement Plan to solidify its commitment to improve service quality and broadband availability in Vermont; (vi) a requirement that if on December 31, 2011, the Company’s ratio of total indebtedness to adjusted EBITDA is 3.6 or higher, the Company will reduce its debt by $150 million by December 31, 2012, and if its debt is not reduced by $150 million by December 31, 2012, then the Company will suspend the payment of dividends until the debt under its new credit facility is refinanced; and (vii) the appointment of an independent third party monitor for the transition services cutover process for the conversion from Verizon’s systems to the Company’s systems.
Also pursuant to the VPSB Order, the Company is required to remove double poles in Vermont, make service quality improvements and address certain broadband buildout commitments under the Performance Enhancement Plan in Vermont; and in the case of double pole removal and service quality improvements, using $6.7 million and $25 million, respectively, provided by Verizon. The VPSB Order also required Verizon New England to provide at or before the closing of the Merger a contribution to Spinco that would increase Spinco’s working capital in the amount of $235.5 million in addition to the amount specified for working capital in the Distribution Agreement as in effect as of the date of the VPSB Order, which amount is to be used by the Company to reduce the term loan borrowings to finance the Merger (either by incurring less indebtedness or by repaying the term loan borrowings not later than 30 days after the closing of the Merger).
In addition, the VPSB Order is conditioned upon the Company being subject to the terms and conditions of an amended alternative regulation plan adopted by the VPSB by order in 2006 for Verizon New England in Vermont (the “Amended Incentive Regulation Plan”). Among other things, under the Amended Incentive Regulation Plan, the Company is committed to make broadband available to 75% of its access lines in Vermont by 2008 and 80% of its access lines in Vermont by 2010, with a milestone of 77% for 2009. The Amended Incentive Regulation Plan (as modified by the VPSB Order approving the Merger) provides pricing flexibility for all new services, and no price increases are permitted for existing services such as basic exchange service, message toll service and most vertical services. The VPSB Order also continues a service quality plan under the Amended Incentive Regulation Plan with a $10.5 million penalty cap.
As a part of the Vermont Stipulation, the Company has also has agreed to exceed the existing Amended Incentive Regulation Plan’s broadband buildout milestones and has agreed to a condition that requires the Company to reach 100% broadband availability in 50% of its exchanges in Vermont. This requirement has been adopted by the VPSB in the VPSB Order as a condition of approval and is in addition to the broadband expansion requirements contained in the existing Amended Incentive Regulation Plan. The Company has also agreed in the Vermont Stipulation to implement a performance enhancement plan, which has been adopted by the VPSB as a condition of the VPSB Order (in addition to the retail service quality plan required under the Amended Incentive Regulation Plan).
The foregoing summary of the VPSB Order is qualified in its entirety by reference to the full text of the VPSB Order which is filed as Exhibit 99.3 hereto and is incorporated herein by reference.
On March 30, 2008, the VPSB convened a technical hearing to consider the effect of the increase in interest cost on the Notes from the cost included in prior filings in the docket. The VPSB ruled from the bench that it would not modify the VPSB Order, and that it would permit the transaction to proceed as scheduled on March 31, 2008.
Amendment to Distribution Agreement
On March 31, 2008, Verizon and Spinco entered into Amendment No. 5 to Distribution Agreement (the “Distribution Agreement Amendment”), which amends the Distribution Agreement that provides, among other things, that that Verizon will, pursuant to a series of restructuring transactions that will occur prior to the Merger, transfer or cause to be transferred by one or more of Verizon’s subsidiaries certain assets to Spinco and one or more of Spinco’s subsidiaries.
The purpose of the Distribution Agreement Amendment is to provide for certain amendments to the Distribution Agreement relating to the contribution of $235.5 million by Verizon to Spinco and Spinco’s use of such funds, which were necessitated by the MPUC Order, the NHPUC Order and the VPSB Order.
The foregoing description of the Distribution Agreement Amendment is qualified in its entirety by reference to the Distribution Agreement Amendment which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.
Amendment to Transition Services Agreement
On March 31, 2008, Verizon Information Technologies LLC (the “Supplier”), Northern New England Telephone Operations LLC (as successor to Northern New England Telephone

Operations Inc.), Enhanced Communications of Northern New England Inc. (collectively, the “Buyers”) and the Company entered into Amendment No. 1 to Transition Services Agreement (the “Transition Service Agreement Amendment”), which amends the Transition Services Agreement, dated as of January 15, 2007 (as amended, the “Transition Services Agreement”), by and among Supplier, the Buyers and the Company, which provides, among other things, that the Supplier and its affiliates will provide certain transition services to the Buyers exclusively for the benefit of the Company’s operation of specified assets primarily used in Verizon’s local exchange and related business in Maine, New Hampshire and Vermont.
The Transition Services Agreement Amendment provides for certain modifications to the services to be provided by the Supplier to the Buyers and the Company pursuant to the Transition Services Agreement.
The foregoing description of the Transition Services Agreement Amendment is qualified in its entirety by reference to the Transition Services Agreement Amendment which is filed as Exhibit 2.2 hereto and is incorporated herein by reference.
Supplemental Indenture
On March 31, 2008, the Company and U.S. Bank National Association (“U.S. Bank”) entered into a First Supplemental Indenture (the “Supplemental Indenture”), which supplements the Indenture (the “Indenture”), dated as of March 31, 2008, by and between Spinco and U.S. Bank. The Indenture between Spinco and U.S. Bank provided, among other things, for the issuance by Spinco of $551 million aggregate principal amount of Notes. The Supplemental Indenture provides, among other things, that the Company will become the sole obligor under the Notes.
The Notes bear interest at a rate of 13-1/8% per annum. Interest on the Notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2008. The Notes will mature on April 1, 2018.
The Indenture contains covenants that limit the Company’s ability to, among other things, incur debt, pay dividends and make certain other payments, sell assets, incur certain liens securing indebtedness, engage in certain sale and leaseback transactions, engage in certain transactions with affiliates, and enter into certain consolidations, mergers, conveyances, transfers or leases of all or substantially all the Company’s assets. The Notes and the Indenture also contain customary events of default, including, without limitation, failure to pay interest on the Notes within 30 days after becoming due and payable; failure to pay principal of, or premium, if any, on the Notes when due; and failure to comply with certain covenants contained in the Indenture for a period of 60 days after written notice from the trustee or the holders of 25% of the aggregate principal amount of Notes then outstanding. If an Event of Default (as defined in the Indenture) occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes outstanding may declare the principal amount of all the Notes to be due and payable immediately.
So long as no Default (as defined in the Indenture) or Event of Default has occurred and is continuing, the Indenture permits the Company to pay dividends on its common stock as follows: (i) in an amount not to exceed $50 million in the aggregate for each of the first two quarterly dividend payments following the issue date of the Notes and (ii) (a) for the period

(taken as one accounting period) from the beginning of the first fiscal quarter for which internal financial statements are available, in an amount not to exceed the sum of (1) for each fiscal quarter in which the Company’s Consolidated Leverage Ratio is less than 5.0 to 1.0, the Company’s Consolidated Cash Flow (as defined in the Indenture) for such quarter less 1.6 times the Company’s Consolidated Interest Expense (as defined in the Indenture) for such quarter and (2) for each fiscal quarter in which the Company’s Consolidated Leverage Ratio is equal to or greater than 5.0 to 1.0, zero, plus (b) the aggregate net cash proceeds received by the Company since the issue date of the Notes as a contribution to its common equity capital or from the issue or sale of equity interests and (c) the proceeds received by the Company from certain of its investments.
The foregoing descriptions of the Indenture and the Supplemental Indenture are qualified in their entirety by reference to the Indenture and the Supplemental Indenture which are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.
Registration Rights Agreement
In connection with the entry into the Supplemental Indenture and the Company’s assumption of all obligations under the Notes, the Company entered into a Registration Rights Agreement, dated as of March 31, 2008 (the “Registration Rights Agreement”), with Banc of America Securities LLC, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated with respect to the Notes.
Pursuant to the Registration Rights Agreement, if the restrictive legend has not been removed and the Notes are not freely tradable by the 366th day following the date the Notes were issued, the Company is required to use commercially reasonable efforts to (i) consummate an exchange offer for the Notes and, (ii) if required, have a shelf registration statement declared effective with respect to resales of the Notes. If the Company fails to satisfy its obligations under the Registration Rights Agreement, it will be required, under certain circumstances, to pay additional interest to holders of the Notes.
The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the Registration Rights Agreement which is attached hereto as Exhibit 4.3 and is incorporated herein by reference.
New Credit Agreement
On March 31, 2008, the Company entered into a senior secured credit facility with certain financial institutions and Lehman Commercial Paper Inc. (“Lehman”), as administrative agent (the “Credit Agreement”). Prior to the closing of the Merger, each of Spinco and the Company were borrowers under the Credit Agreement. Following the Merger, each of the Company’s direct subsidiaries other than Northern New England Telephone Operations LLC and Enhanced Communications of Northern New England Inc. guaranteed the Company’s obligations.
The Credit Agreement provides for up to $2.03 billion of aggregate financing consisting of:
•	a senior secured six-year non-amortizing revolving credit facility in an aggregate principal amount of $200 million (the “Revolver”);

•	a senior secured six-year term loan A facility in an aggregate principal amount of up to $500 million (the “Term Loan A”);
•	a senior secured seven-year term loan B facility in an aggregate principal amount of $1,130 million (the “Term Loan B” and, together with the Term Loan A, the “Term Loan”); and
•	a senior secured seven-year delayed draw term loan facility available to be drawn until the first anniversary of the closing date of the merger in an aggregate principal amount of up to $200 million (the “Delayed Draw Term Loan”).
The Revolver has a swingline sub-facility in the amount of $10 million and a letter of credit sub-facility in the amount of $30 million, which will allow issuances of standby letters of credit for the Company’s account.
The Term Loan B and the Delayed Draw Term Loan will mature in March 2015 and the Revolver and the Term Loan A will mature in March 2014. Each of the Term Loan A, the Term Loan B and the Delayed Draw Term Loan will be repayable in quarterly installments in the manner set forth in the Credit Agreement.
The Credit Agreement has several features similar to credit facilities of this nature, including, but not limited to:
Interest Rate and Fees. Interest rates for borrowings under the Credit Agreement will be, at the Company’s option, for the Revolver, the Term Loan and the Delayed Draw Term Loan at either (a) the Eurodollar rate plus an applicable margin or (b) the base rate plus an applicable margin. The applicable Eurodollar margin in the case of the (i) Revolver and the swingline loan will be 2.75%, through the date of delivery of financial statements for the first full fiscal quarter after the closing date of the Merger, and thereafter, the applicable Eurodollar margin for the Revolver and the swingline loan will be (a) 2.75% if the Company’s leverage ratio is greater than or equal to 3.0:1.0 and (b) 2.50% if the Company’s leverage ratio is less than 3.0:1.0, (ii) Term Loan A will be 2.50% and (iii) Term Loan B and the Delayed Draw Term Loan will be 2.75%. The Credit Agreement provides for payment to the lenders of a commitment fee on the average daily unused portion of the Revolver commitments equal to 0.375% per annum, payable quarterly in arrears and on the date upon which the commitment is terminated. The Credit Agreement also provides for payment to the lenders of a commitment fee at the per annum rate of 0.75% from the closing date of the Credit Agreement up through and including the six month anniversary thereof and, thereafter, at a rate per annum of 1.25% on the unused portion of the Delayed Draw Term Loan, payable quarterly in arrears on the last business day of each calendar quarter, and on the date upon which the Delayed Draw Term Loan is terminated, as well as other fees.
Mandatory Prepayments. The Credit Agreement requires the Company first to prepay outstanding Term Loan A borrowings in full, including, any applicable fees, interest and expenses and, to the extent that no Term Loan A borrowings remain outstanding, amounts will be applied to the prepayment of Term Loan B borrowings, including any applicable fees, interest and expenses, with, subject to certain conditions and exceptions, an amount equal to the greater of (i) $11,250,000 or (ii) 90% of annual excess cash flow (calculated after the payment of any dividends on the Company’s common stock during a fiscal quarter) when the Company’s leverage ratio exceeds 3.50:1.00, 100% of the net cash proceeds it receives from any sale, transfer or other disposition of any assets subject to certain reinvestment rights, 100% of net casualty insurance proceeds subject to certain reinvestment rights and 100% of the net cash proceeds the Company receives from the issuance of debt obligations and preferred stock (subject to certain exceptions).
Voluntary Prepayments. Voluntary prepayments of borrowings under the Term Loan and the Delayed Draw Term Loan and optional reductions of the unutilized portion of the Revolver commitments are permitted upon payment of an applicable payment fee, which shall only be applicable to Term Loan B borrowings and borrowings under the Delayed Draw Term Loan which are converted to borrowings under the Term Loan B, in an amount equal to the sum of the amount of the borrowings under the Term Loan B being repaid multiplied by: (i) 2.00%, from and after the closing date of the Merger through and including the first anniversary thereof, (ii) 1.00%, after the first anniversary of the closing date of the Merger through and including the second anniversary thereof and (iii) 0.00%, at any time thereafter.
Covenants. Under the Credit Agreement, the Company is required to meet certain financial covenant tests, including a minimum cash interest coverage ratio of 2.50:1.00 and a maximum total leverage ratio not to exceed 5.50:1.00.
The Credit Agreement contains customary affirmative covenants. The Credit Agreement also contains negative covenants and restrictions, including, among others, with respect to redeeming and repurchasing the Company’s other indebtedness, loans and investments, additional indebtedness, liens, capital expenditures, changes in the nature of the Company’s business, mergers, acquisitions, asset sales and transactions with affiliates.
Payment of Dividends. Under the Credit Agreement, the Company may pay dividends so long as the payments do not exceed Cumulative Distributable Cash and the Company complies with certain other conditions set forth in the Credit Agreement; provided, however, that with respect to regular quarterly dividends payable for the fiscal quarter in which the closing date of the Merger occurs and in the first and second full fiscal quarters following such closing date, such dividends cannot exceed $50 million in the aggregate; provided, further, that the per share dividend amount payable by the Company (after taking into account any stock split or stock dividend) may not be increased except when the Company delivers three consecutive compliance certificates demonstrating a leverage ratio less than or equal to 3.50:1.00.
Set forth below is a summary of certain of the defined terms governing the payment of dividends and mandatory payments:
“Available Cash” means, for any reference period, an amount of cash equal to (I) the sum (which may be negative) of (without duplication) (i) $40,000,000 plus (ii) Adjusted Consolidated EBITDA for such reference period, minus (II) the product of 1.4 times Consolidated Interest Expense (as defined in the Credit Agreement) for such reference period, minus (III) the cash cost of any extraordinary losses and of any losses on sales of assets (other than in the ordinary course of business) during such reference period, in any such case to the extent included in determining Adjusted Consolidated EBITDA for such reference period, plus (IV) the cash amount of any extraordinary gains, and the cash amount realized on gains on sales of assets (other than in the ordinary course of business), during such reference period, in any such case to the extent deducted in determining Adjusted Consolidated EBITDA for such reference period. The proceeds from any equity issuance will not be counted as “Available Cash.”
“Adjusted Consolidated EBITDA” means, for any period, Consolidated Net Income for such period adjusted by (a) adding thereto an amount equal to the sum, without duplication (but only to the extent deducted in determining Consolidated Net Income for such period), of: (i) provisions for taxes based on income, (ii) Consolidated Interest Expense, (iii) amortization and depreciation expenses (including any amortization or write-off related to the write-up of any assets as a result of purchase accounting and the write-off of deferred financing costs), (iv) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses, (v) the non-cash portion of any retirement or pension plan expense incurred by the Company, (vi) all one-time cash costs and expenses paid with respect to advisory services, financing sources and other advisors retained prior to the closing date with respect to the transaction during such period, (vii) expenses incurred under the Transition Services Agreement during such period; provided that such expenses are paid on or prior to the date that is 15 months after the closing date of the Merger, (viii) any other non-cash charges (including non-cash costs arising from implementation of SFAS No. 106 and SFAS No. 109) accrued by the Company during such period (except to the extent any such charge will require a cash payment in a future period) and (ix) the acquisition adjustment for such period, and (b) subtracting therefrom an amount equal to the sum, without duplication but only to the extent included in determining Consolidated Net Income for such period, of: (i) gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains and (ii) all non-cash gains and non-cash income accrued by the Company during such period, as determined on a consolidated basis in accordance with GAAP. For purposes of determining the Leverage Ratio and Interest Coverage Ratio (as each is defined in the Credit Agreement), Adjusted Consolidated EBITDA will be determined on a pro forma basis. To the extent any net income (or loss) of any subsidiary is excluded from the calculation of Consolidated Net Income in accordance with the definition thereof, any add-backs to, or deductions from, Consolidated Net Income in determining Adjusted Consolidated EBITDA will be calculated consistent with the limitations and/or exclusions provided in the definition of Consolidated Net Income.
“Consolidated Net Income” means, for any period, the Company’s net income (or loss) on a consolidated basis for such period (taken as a single accounting period) determined in conformity with GAAP (after any deduction for minority interests), provided that there will be excluded from the calculation thereof (without duplication) (i) the income (or loss) of any person (other than our subsidiaries) in which any other person (other than us) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company by such person during such period, (ii) except for determinations expressly required to be made on a pro forma basis, the income (or loss) of any person accrued prior to the date it becomes a subsidiary of the Company or is merged into or consolidated with the Company or the Company acquires that person’s assets and (iii) the income of any of the Company’s subsidiaries to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary.

“Cumulative Distributable Cash” means, as of any date of determination, an amount equal to the remainder of (i) Available Cash for the reference period most recently ended prior to such date less (ii) the aggregate amount of restricted payments paid by the Company in cash (and, prior to the application thereof to the payment of any dividends and without duplication, the aggregate amount of cash paid over to the paying agent by the Company for the payment of dividends on its common stock during such reference period (other than excluded dividend payments and certain restricted payments and the payment of dividends by any subsidiary of the Company to the Company) less (iii) the aggregate amount of investments made by the Company during such reference period in reliance on Section 7.06(l) of the Credit Agreement (determined at the time of the making of the investment and without regard to any write-downs or write-offs thereof and, in the case of any investment in the form of a contribution of a non-cash asset, taking the fair market value of the asset so contributed (as determined in good faith by the Company’s board of directors) plus (iv) the aggregate amount of all cash returns on investments previously made pursuant to Section 7.06(l) of the Credit Agreement (which cash return may be made by way of repayment of principal in the case of loans and cash equity returns (whether as a distribution, dividend or redemption) in the case of equity investments) and all non-cash returns in the form of an asset distribution on investments previously made pursuant to Section 7.06(l) of the Credit Agreement (taking the fair market value of such distributed asset (as determined in good faith by our board of directors)), in any such case as such aggregate amount has been then last certified by an authorized officer by delivery of an officer’s certificate to the administrative agent; provided that the aggregate amount of increases to “Cumulative Distributable Cash” resulting from the application of this clause (iv) will not exceed the value of the returned investments (in the case of a non-cash return on investment, taking the fair market value of the distributed asset (as determined in good faith by the Company’s board of directors)) and, in no event, will the amount of the increases made to “Cumulative Distributable Cash” in respect of any investment exceed the amount of the respective investment previously made pursuant to Section 7.06(1) of the Credit Agreement at the time of the making thereof (in the case of a non-cash investment, taking the fair market value of the investment (as determined in good faith by the Company’s board of directors)) less (v) the aggregate amount of excess capital expenditures made by the Company during such reference period. Neither a qualified equity contribution nor the proceeds from any other equity issuance will be counted as “Cumulative Distributable Cash.”
Events of Default. The Credit Agreement contains customary events of default, including, but not limited to, failure to pay principal, interest or other amounts when due (after a grace period to be agreed upon), breach of covenants or representations, cross-defaults to certain other indebtedness in excess of specified amounts, judgment defaults in excess of specified amounts, certain ERISA defaults, the failure of any guaranty or security document supporting the Credit Agreement and certain events of bankruptcy and insolvency.
The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement which is filed as Exhibit 10.4 hereto and is incorporated herein by reference.
Subsidiary Guaranty
Concurrently with the closing of the Credit Agreement, FairPoint Broadband, Inc., MJD Ventures, Inc., MJD Services Corp., S T Enterprises, Ltd., FairPoint Carrier Services, Inc., FairPoint Logistics, Inc. (collectively, the “Guarantors”), and Lehman, entered into the

Subsidiary Guaranty, dated as of March 31, 2008 (the “Subsidiary Guaranty”), as required under the terms of the Credit Agreement.
Under the terms of the Subsidiary Guaranty, all Guarantors agreed to jointly and severally guaranty all of the Company’s obligations under the Credit Agreement. All subsequently acquired entities that are wholly owned subsidiaries of the Company also will become Guarantors; provided, that no guaranty will be required if such entities are operating companies or subsidiaries of operating companies. In addition, no guarantee will be required in the event that the terms of the order of any regulatory agency would require the approval of any regulatory agency in connection with the granting of such guarantee.
The foregoing description of the Subsidiary Guaranty is qualified in its entirety by reference to the Subsidiary Guaranty which is filed as Exhibit 10.5 hereto and is incorporated herein by reference.
Pledge Agreement
Concurrently with the closing of the Merger (and immediately after the closing of the Merger in the case of Enhanced Communications of Northern New England, Inc.), the Company, MJD Ventures, Inc., MJD Services Corp., S T Enterprises, Ltd., FairPoint Carrier Services, Inc., FairPoint Broadband, Inc., FairPoint Logistics, Inc., Enhanced Communications of Northern New England, Inc., Utilities, Inc., C-R Communications, Inc., Comerco, Inc., GTC Communications, Inc., St. Joe Communications, Inc., Ravenswood Communications, Inc., Unite Communications Systems, Inc. (collectively, the “Pledgors”) and Lehman entered into the Pledge Agreement, dated as of March 31, 2008 (the “Pledge Agreement”), as required under the terms of the Credit Agreement.
Pursuant to the Pledge Agreement, the Pledgors have provided to Lehman, as collateral agent for the benefit of the lenders, a security interest in all collateral consisting of (subject to certain exceptions) 100% of the domestic equity interests and promissory notes owned by the Pledgors and all proceeds arising therefrom, including cash dividends and distributions, not otherwise prohibited to be pledged by applicable law, rule or regulation, and 100% of the nonvoting and 65% of the total outstanding voting equity interests of any of the Company’s foreign subsidiaries or any guarantor or such greater portion of such voting equity interests as will not have material adverse tax consequences (subject to qualifications and exceptions reasonably satisfactory to the collateral agent). The Company’s newly acquired or formed direct or indirect subsidiaries which own equity interests of any subsidiary that is an operating company will be required to provide the collateral described above to the extent that such entities are not otherwise prohibited by applicable law, rule or regulation.
The foregoing description of the Pledge Agreement is qualified in its entirety by reference to the Pledge Agreement which is filed as Exhibit 10.6 hereto and is incorporated herein by reference.
Deposit Agreement
Immediately after the closing of the Merger, Northern New England Telephone Operations LLC (“Northern New England”), Telephone Operating Company of Vermont LLC (“Vermont Telco”) and Lehman, as custodian, entered into a Deposit Agreement, dated as of March 31, 2008 (the “Deposit Agreement”), as required under the terms of the Credit Agreement.

Under the terms of the Deposit Agreement, Northern New England Telephone Operations LLC deposited with Lehman (as custodian) certificates representing 100% of the issued and outstanding membership interests of Telephone Operating Company of Vermont LLC (“Vermont Telco Interests”) owned by Northern New England Telephone Operations LLC to be held in trust by Lehman subject to and in accordance with the terms of the Deposit Agreement. The Deposit Agreement provides that Lehman will hold the Vermont Telco Interests in its possession until the earlier to occur of (i) the date upon which all of the obligations under the Credit Agreement have been paid in full and (ii) the date upon which Northern New England Telephone Operations LLC pledges the Vermont Telco Interests under the Pledge Agreement to the collateral agent for the benefit of the lenders under the Credit Agreement. The Deposit Agreement does not constitute a pledge of, or create a security interest in, the Vermont Telco Interests.
The foregoing description of the Deposit Agreement is qualified in its entirety by reference to the Deposit Agreement which is filed as Exhibit 10.7 hereto and is incorporated herein by reference.
The Publishing Agreement
As required by the terms of a Publishing Agreement, dated November 17, 2006, between Idearc Media Corp. (“Idearc Media”), Verizon and Verizon Services Corp., on March 31, 2008, the Company entered into a publishing agreement with Idearc Media (the “Publishing Agreement”).
Pursuant to the Publishing Agreement, the Company named Idearc Media its exclusive official print directory publisher of tangible print listings and classified advertisements for wireline telephone customers in the geographic areas in which Spinco is currently the incumbent local exchange carrier. Under the Publishing Agreement, Idearc Media has agreed to fulfill the Company’s legal and contractual obligations to publish and distribute white pages and yellow pages directories, and to include listing information, in each of the service areas in the historic Spinco territories, generally at no cost to the Company or its customers. At the Company’s option, Idearc Media will be obligated to fulfill these publishing obligations in any new areas in the historic Spinco territories in which the Company becomes the incumbent local exchange carrier in the future, unless Idearc Media determines in good faith that the costs associated with fulfilling those obligations would outweigh the benefits of obtaining the rights for these areas.
Unless otherwise terminated, the Publishing Agreement expires on November 17, 2036 but will be automatically renewed for additional five-year terms, unless either party provides written notice of termination at least 24 months prior to the end of the then current term. The Company may terminate the Publishing Agreement, in whole or in part, in the event of a material default by Idearc Media. Also, if the Company disposes of any of its access lines in the former Spinco territories, or if the Company ceases operations as a local exchange carrier in one of these service areas, the Publishing Agreement will terminate with respect to the applicable service area or portion thereof. If the Company has terminated the Publishing Agreement with respect to 20% or more of its subscribers in the service areas in the former Spinco territories, it may then terminate the Publishing Agreement in its entirety.

The foregoing description of the Publishing Agreement is qualified in its entirety by reference to the Publishing Agreement which is filed as Exhibit 2.3 hereto and is incorporated herein by reference.
The Branding Agreement
As required by the terms of a Publishing Agreement, dated as of November 17, 2006, between Idearc Media, Verizon and Verizon Services Corp., on March 31, 2008, the Company entered into a Branding Agreement with Idearc Media (the “Branding Agreement”).
Pursuant to the Branding Agreement, the Company granted to Idearc Media a limited right, for the term of the Branding Agreement and on an exclusive basis, to use certain marks of the Company in connection with publishing print directories in the wireline local exchange service areas in the former Spinco territories and identify itself as the official print directory publisher for these service areas.
Idearc Media may terminate the Branding Agreement at any time. The Company may terminate the Branding Agreement with respect to any of the service areas in the former Spinco territories if Idearc Media fails to correct a deficiency in its use of any of the Company’s marks after the Company has given notice of the deficiency. If Idearc Media or any of its subsidiaries directly or indirectly engages in the provision of telecommunication services or video services in any of the service areas in the former Spinco territories, the Company may terminate the Branding Agreement with respect to the affected service area. If, however, an owner or an affiliate of Idearc Media is a provider of telecommunication services outside of these service areas, the Company may not terminate the branding agreement, so long as Idearc Media’s owner or affiliate does not provide telecommunication services in connection with Idearc Media’s directory products in any of the service areas in the former Spinco territories. If the Company has terminated the branding agreement with respect to 20% or more of its subscribers in the service areas in the former Spinco territories, it may then terminate the Branding Agreement in its entirety. Unless otherwise terminated, the Branding Agreement will terminate upon, and to the same extent as, the Publishing Agreement.
The foregoing description of the Branding Agreement is qualified in its entirety by reference to the Branding Agreement which is filed as Exhibit 2.4 hereto and is incorporated herein by reference.
The Non-Competition Agreement
As required by the terms of a Non-Competition Agreement, dated as of November 17, 2006, among Idearc Media, Verizon and Verizon Services Corp., on March 31, 2008, the Company entered into a Non-Competition Agreement with Idearc Media (the “Non-Competition Agreement”).
Pursuant to the Non-Competition Agreement, the Company generally agrees not to, and to cause its affiliates not to, publish, market, sell or distribute tangible media directory products in the service areas in the former Spinco territories. Unless otherwise terminated, the Non-Competition Agreement will expire on November 17, 2036. Either party may terminate the Non-Competition agreement upon the termination of the Publishing Agreement and the Company may terminate the Non-Competition Agreement with respect to any of the service areas in the former Spinco territories if the Publishing Agreement or Branding Agreement is terminated with respect to these service areas under certain circumstances.
The foregoing description of the Non-Competition Agreement is qualified in its entirety by reference to the Non-Competition Agreement which is filed as Exhibit 2.5 hereto and is incorporated herein by reference.
Listings License Agreement
On March 31, 2008, the Company entered into a Listing License Agreement with Idearc Media (the “Listing License Agreement”).
Pursuant to the Listings License Agreement, the Company granted to Idearc Media a nonexclusive license to use of the listed names, addresses and phone numbers of the Company’s subscribers in Maine, New Hampshire and Vermont and the subscribers of providers and resellers of intraLata local exchange services for the purposes of publishing and distributing directories. The Listings License Agreement may be terminated by either party upon a material breach that is not cured within 30 days of receipt of notice of such breach or upon the bankruptcy or dissolution of the other party. Unless otherwise terminated, the Listings License Agreement will terminate upon, and to the same extent as, the publishing agreement.
The foregoing description of the Listings License Agreement is qualified in its entirety by reference to the Listings License Agreement which is filed as Exhibit 2.6 hereto and is incorporated herein by reference.
The Intellectual Property Agreement
On March 31, 2008, the Company entered into an Intellectual Property Agreement with Verizon (the “Intellectual Property Agreement”). Pursuant to the Intellectual Property Agreement, the Company and its subsidiaries assigned to Verizon all (i) U.S. patents and patent applications, trademarks, service mark and domain names (together with any rights or licenses thereto, the “Statutory Intellectual Property”) and (ii) unpatented inventions, trade secrets, know how and other proprietary information, and all U.S. copyrights and works of authorship (together with any rights or licenses thereto, the “Non-Statutory Intellectual Property”), in each case to the extent owned by Spinco prior to the Merger.
Subject to any previously granted licenses, Verizon assigned to the Company all customer data and personnel information of Verizon or its affiliates relating to individuals who are employed by the Company after the Merger (the “Designated Spinco Intellectual Property”). The customer data subject to this license consists of all customer information obtained in connection with the Spinco business related to providing products and services to customers in Maine, New Hampshire and Vermont, including, among other things, customer addresses, accounts and transaction data, but excludes (i) any such information to the extent already in the custody of Verizon or any of its U.S. affiliates but not used for the Spinco business, (ii) information included in yellow or white pages listings or directories, (iii) information that Verizon or its affiliates are legally required to retain, (iv) publicly available information and (v) information that Verizon or its affiliates have received from third parties. Furthermore, the license to the

Designated Spinco Intellectual Property prohibits Verizon from using the customer data to offer goods and services in Maine, New Hampshire or Vermont to residential customers competitive with those offered by the Spinco business as of the date of the Merger. Notwithstanding this prohibition, Verizon is entitled to retain a copy of the Designated Spinco Intellectual Property to the extent required to comply with law.
After giving effect to the assignment by Verizon to the Company, the Company granted back to Verizon a royalty-free, fully paid-up, perpetual and non-exclusive license to use the Designated Spinco Intellectual Property in the provision of goods and services to third parties and in connection with practicing any methods related thereto. Verizon granted to the Company a non-exclusive, royalty free, fully paid up license to use the Non-Statutory Intellectual Property (excluding (i) non-technical, non-public information owned by Verizon and used in the Spinco business at the time of the Merger, (ii) Designated Spinco Intellectual Property and (iii) Verizon proprietary software) that is used in the Spinco business and by Verizon, or licensed to Verizon with rights to sublicense it to third parties without compensation (collectively, the “Licensed Non-Statutory Intellectual Property”). Verizon granted to the Company a non-exclusive, royalty free, fully paid up license to use the Statutory Intellectual Property (excluding those marks owned by Verizon, its affiliates or Spinco as of the closing of the Merger or licensed to them by a third party (the “Excluded Verizon Marks,” and Verizon proprietary software existing at the time of the Merger (collectively, the “Licensed Statutory Intellectual Property”). Subject to any previously granted licenses, Verizon granted to the Company undivided joint ownership of all nontechnical, non-public information included in the Non-Statutory Intellectual Property and used in the Spinco business at the time of the Merger, but excluding the customer data assigned to the Company by Verizon, with unrestricted rights available to both Verizon and the Company to use, reproduce, improve, transfer, and assign all non-technical, non-public information included in the Non-Statutory Intellectual Property and used in the Spinco business at the time of the Merger. Verizon represents that licenses to all non-technical, non-public information included in the Non-Statutory Intellectual Property and used in the Spinco business at the time of the Merger previously granted by Verizon do not materially affect Spinco’s or the Company’s ability to use such proprietary business information in connection with operating the Spinco business consistent with past practice. Verizon granted to the Company a right, for a period not to exceed 60 days following the closing, to use those Excluded Verizon Marks used in the Spinco business at the time of the Merger solely for conducting the Spinco business in Maine, New Hampshire and Vermont. The Company is required to replace, remove or cover over the licensed Excluded Verizon Marks affixed to the Company’s assets no later than 60 days following the Merger, provided that the Company has (i) 45 days from the closing to use existing inventory of Spinco business promotional materials, (ii) nine months to remove the licensed Excluded Verizon Marks from signs, buildings and motor vehicles and (iii) 12 months to remove the excluded Verizon marks from tools, equipment or written materials used solely for internal purposes. In addition, within 60 days following the Merger, the Company is required to cease use of the Excluded Verizon Marks used in the Spinco business in a non-trademark manner for purposes of conveying to customers or the general public that the name of business has changed. Finally, beginning on the date of the Merger and continuing thereafter, and immediately following discovery of any such uses, the Company must discontinue use of all items carrying the Excluded Verizon Marks not used in the Spinco business. The Company and its subsidiaries acknowledged Verizon’s exclusive proprietary rights in the Excluded Verizon Marks, agree not to assert any rights or claims in the Excluded Verizon Marks or any confusingly similar marks, or to contest Verizon’s ownership in, or the validity of, the Excluded Verizon marks.

In addition to the limited license to use the Excluded Verizon Marks, Verizon granted to the Company a right, for the duration of the Transition Services Agreement, to use in commerce, including with “FairPoint” as a prefix or a suffix, solely for conducting the Spinco business in Maine, New Hampshire and Vermont, those excluded marks that do not include, contain or comprise “VERIZON”, “VZ”, the Verizon “V Mark”, the VERIZON Logo, “NYNEX”, “BELL ATLANTIC”, or “FiOS”; and that portion of excluded marks which are composite marks including, containing or comprising any of the foregoing (e.g., if VERIZON FREEDOM is the composite mark, the license is only to FREEDOM).
The foregoing description of the Intellectual Property Agreement is qualified in its entirety by reference to the Intellectual Property Agreement which is filed as Exhibit 2.7 hereto and is incorporated herein by reference.
Transition Period Trademark License Agreement
On March 31, 2008, the Company entered into a Transition Period Trademark License Agreement with Verizon (the “Transition Period Trademark License Agreement”).
Pursuant to the Transition Period Trademark License Agreement, the Company granted to Verizon a nonexclusive license to use the “FairPoint” mark in commerce solely as part of a co-branded logo with the Verizon mark in connection with certain Internet services provided by Verizon as specified in Schedule D to the Transition Services Agreement. The Transition Period Trademark License Agreement will automatically terminate upon termination of the transition services agreement.
The foregoing description of the Transition Period Trademark License Agreement is qualified in its entirety by reference to the Transition Period Trademark License Agreement which is filed as Exhibit 2.8 hereto and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement
On March 31, 2008, the Company terminated the credit agreement, dated as of February 8, 2005, by and among the Company, various lending institutions, Bank of America, N.A., CoBank ACB, General Electric Capital Corporation and Deutsche Bank Trust Company Americas, as amended by First Amendment to Credit Agreement, dated as of March 11, 2005, Second Amendment and Consent to Credit Agreement, dated as of April 29, 2005, Third Amendment to Credit Agreement, dated as of September 14, 2005, Fourth Amendment and Waiver to Credit Agreement, dated as of January 25, 2007, and Fifth Amendment to Credit Agreement, dated as of February 25, 2008 (the “Existing Credit Agreement”). The credit facilities under the Existing Credit Agreement consisted of a revolving facility (the “Existing Revolver”) in a total principal amount of up to $100 million (of which $95 million was outstanding at March 31, 2008) and a term loan facility (the “Existing Term Loan” and, together with the Existing Revolver, the “Existing Credit Facility”) in a total principal amount of $589 million (with $589 million outstanding at March 31, 2008). The Existing Term Loan would have matured in February 2012 and the Existing Revolver would have matured in February 2011. The Existing Credit Facility contained customary affirmative covenants as well as negative covenants and restrictions, including, among others, with respect to redeeming and repurchasing our other indebtedness, loans and investments, additional indebtedness, liens, capital expenditures, changes in the nature of our business, mergers, acquisitions, asset sales and transactions with affiliates.
The Company repaid all outstanding borrowings under the Existing Credit Facility on March 31, 2008 with borrowings under the Term Loan and the Delayed Draw Term Loan, together with cash on hand.

Item 2.01	Completion of Acquisition or Disposition of Assets
On March 31, 2008, the Company completed the Merger. The Merger was effectuated pursuant to an Agreement and Plan of Merger, dated as of January 15, 2007, by and among the Company, Verizon and Spinco, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of April 20, 2007, Amendment No. 2 to Agreement and Plan of Merger, dated as of June 28, 2007, Amendment No. 3 to Agreement and Plan of Merger, dated as of July 3, 2007, Amendment No. 4 to Agreement and Plan of Merger, dated as of November 16, 2007, and Amendment No. 5 to Agreement and Plan of Merger, dated as of February 25, 2008, in each case, by and among the Company, Verizon and Spinco.
The Merger was consummated as follows: Spinco merged with and into the Company, with the Company continuing as the surviving corporation. Pursuant to the Distribution Agreement, prior to the Merger, (i) the Verizon Group effected the transfer of specified assets and liabilities of the local exchange business of Verizon New England in Maine, New Hampshire and Vermont and the customers of the Verizon Group’s related long distance and Internet service provider businesses in those states to Spinco and entities that became Spinco subsidiaries (the “Contribution”), (ii) in exchange for the Contribution, Spinco issued additional shares of Spinco common stock to the Verizon Group, made a special cash payment of $1,160 million to the Verizon Group and issued the Notes to the Verizon Group and (iii) Verizon distributed to a third-party distribution agent for the benefit of its stockholders all of the shares of Spinco common stock. Prior to the spin-off, the Verizon Group also contributed approximately $316 million in cash to Spinco. Verizon exchanged the Notes with Banc of America Securities LLC, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated (the “Selling Securityholders”) for certain outstanding debt obligations of Verizon, and the Selling Securityholders sold the Notes.
In connection with the Merger, Spinco borrowed $1,160 million under the Term Loan immediately prior to the spin-off in order to make the special cash payment to the Verizon Group in connection with the spin-off and the Company borrowed $470 million under the Term Loan and $5 million under the Delayed Draw Term Loan concurrently with the closing of the Merger. The Company used these borrowings, together with cash on hand at Spinco, to repay in full all outstanding loans under the Existing Credit Facility and $4 million of other outstanding indebtedness. The Company’s borrowings under the New Credit Facility were also used to pay fees and expenses relating to the Merger.
The financial statements and pro forma financial information filed as Exhibits 99.4 and 99.5 hereto are incorporated by reference into this Item 2.01.

Item 8.01	Other Events
On March 31, 2008, the Company issued a press release entitled “FairPoint Communications Completes Merger With Verizon’s Wireline Operations in Maine, New Hampshire and Vermont” (the “Press Release”). The Press Release is being furnished by being attached hereto as Exhibit 99.6.

Item 9.01	Financial Statements and Exhibits.
Set forth below are the audited financial statements and unaudited pro forma financial information relating to the completion of the Merger as described in Item 2.01 hereof:
(a) Financial Statements of Business Acquired
The audited combined financial statements of Verizon’s Maine, New Hampshire and Vermont Operations for the years ended December 31, 2007, 2006 and 2005 are incorporated herein by reference to Exhibit 99.4.
(b) Pro Forma Financial Information
The unaudited pro forma condensed combined financial statements of the Company for the year ended December 31, 2007 are incorporated herein by reference to Exhibit 99.5.
(c) Exhibits

Exhibit Number	Description

2.1	Amendment No. 5 to the Distribution Agreement, dated as of March 31, 2008, by and between Verizon Communications Inc. and Northern New England Spinco Inc.*

2.2	Amendment No. 1 to the Transition Services Agreement, dated as of March 31, 2008, by and among FairPoint Communications, Inc., Northern New England Telephone Operations LLC, Enhanced Communications of Northern New England Inc. and Verizon Information Technologies LLC*

2.3	Publishing Agreement, dated as of March 31, 2008, by and between FairPoint Communications, Inc. and Idearc Media Corp.*

2.4	Branding Agreement, dated as of March 31, 2008, by and between FairPoint Communications, Inc. and Idearc Media Corp.*

2.5	Non-Competition Agreement, dated as of March 31, 2008, by and between FairPoint Communications, Inc. and Idearc Media Corp.*

2.6	Listing License Agreement, dated as of March 31, 2008, by and between FairPoint Communications, Inc. and Idearc Media Corp.*

2.7	Intellectual Property Agreement, dated as of March 31, 2008, by and between FairPoint Communications, Inc. and Verizon Communications Inc.*

Exhibit Number	Description

2.8	Transition Period Trademark License Agreement, dated as of March 31, 2008, by and between FairPoint Communications, Inc. and Verizon Communications Inc.*

4.1	Indenture, dated as of March 31, 2008, by and between Northern New England Spinco Inc. and U.S. Bank National Association*

4.2	First Supplemental Indenture, dated as of March 31, 2008, by and between FairPoint Communications, Inc. and U.S. Bank National Association*

4.3	Registration Rights Agreement, dated as of March 31, 2008, by and among FairPoint Communications, Inc., Banc of America Securities LLC, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated*

4.4	Form of 13-1/8% Senior Note due 2018 (included in Exhibit 4.2)*

10.1	Amended Stipulation filed with the Maine Public Utilities Commission dated December 21, 2007 and effective March 31, 2008*

10.2	Stipulation filed with the New Hampshire Public Utilities Commission dated January 24, 2008 and effective March 31, 2008(1)

10.3	Letter Agreement, dated as of March 30, 2008, by and between the Staff of the New Hampshire Public Utilities Commission and Verizon Communications Inc.*

10.4	Credit Agreement, dated as of March 31, 2008, by and among FairPoint Communications, Inc., Northern New England Spinco Inc., Bank of America, N.A, as syndication agent, Morgan Stanley Senior Funding, Inc. and Deutsche Bank Securities Inc., as co-documentation agents, and Lehman Commercial Paper Inc., as administrative agent and lenders party thereto*

10.5	Subsidiary Guaranty, dated as of March 31, 2008, by and among FairPoint Broadband, Inc., MJD Ventures, Inc., MJD Services Corp., S T Enterprises, Ltd., FairPoint Carrier Services, Inc., FairPoint Logistics, Inc. and Lehman Commercial Paper Inc.*

10.6	Pledge Agreement, dated as of March 31, 2008, by and among FairPoint Communications, Inc., MJD Ventures, Inc., MJD Services Corp., S T Enterprises, Ltd., FairPoint Carrier Services, Inc., FairPoint Broadband, Inc., FairPoint Logistics, Inc., Enhanced Communications of Northern New England, Inc., Utilities, Inc., C-R Communications, Inc., Comerco, Inc., GTC Communications, Inc., St. Joe Communications, Inc., Ravenswood Communications, Inc., Unite Communications Systems, Inc. and Lehman Commercial Paper Inc.*

Exhibit Number	Description

10.7	Deposit Agreement, dated as of March 31, 2008, by and among Northern New England Telephone Operations LLC, Telephone Operating Company of Vermont LLC and Lehman Commercial Paper Inc.*

23.1	Consent of Ernst & Young LLP*

99.1	Order of the Maine Public Utilities Commission dated February 1, 2008(2)

99.2	Order of the New Hampshire Public Utilities Commission dated February 25, 2008(3)

99.3	Order of the Vermont Public Service Board dated February 15, 2008(4)

99.4	Audited Combined Financial Statements of Verizon’s Maine, New Hampshire and Vermont Operations for the Years Ended December 31, 2007, 2006 and 2005*

99.5	Unaudited Pro Forma Condensed Combined Financial Statements of FairPoint Communications, Inc.*

99.6	Press Release, dated March 31, 2008*

*	Filed herewith

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 24, 2008

(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 6, 2008

(3)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 27, 2008

(4)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 21, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.
By:	/s/ John P. Crowley
	Name:	John P. Crowley
	Title:	Executive Vice President and Chief Financial Officer

Date: April 3, 2008